Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price (1)	Amount of Registration Fee (2)(3)

Common Shares for sale by Our Company	270,000,000	$.10	$27,000,000.00	$2,502.90

Selling Shareholders– Common Stock	132,500,000	$.10	$13,250,000.00	$1,228.28

Total				$3,731.18

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

(3) Previously Paid.